MODIFICATION AGREEMENT

This Modification Agreement shall modify certain terms of the Engagement Agreement (the “Employment Agreement”) dated February 17, 2017 by and between Quest Solution, Inc., a Delaware Corporation (the “Company”) and Shai Lustgarten (the “Executive”). Unless otherwise modified herein all terms of the Employment Agreement shall remain in full force and effect.

WHEREAS, pursuant to Section 9.13 of the Employment Agreement, the Employment Agreement was to have an effective start date the sooner of no later than two weeks from the date of signing the Agreement or upon satisfaction of any outstanding obligations of his former employer.

WHERES. the Executive had not yet resolved his outstanding obligations to his former employer but has now done so.

NOW, THEREFORE, in consideration of Executive’s service to the Company from and after the date hereof, the parties agree as follows:

(i)	The date that Executive shall become CEO shall be amended to April 1, 2017;

(ii)	Section 5.1 of the Employment Agreement is modified from “until the last day of Q1, 2017 to May 15, 2017 there is no compensation if it does not work out. In the event that Company terminates for any reason after May 15, 2017 Executive’s employment with the Company prior to the expiration of the Employment Period for any reason — or if the Board of Directors is not comprised of, or a notice of a meeting of stockholders has not been filed with the SEC for purposes of electing, a majority of individuals as Directors designated by Executive by May 15, 2017, then the Company shall pay to Executive his compensation through the end of 2017 including the shares and options references in the Employment Agreement and Executive shall have no further obligation to perform any further services on the Company’s behalf. ”

(iii)	Section 9.13 of the Employment Agreement shall be modified to provide for the earlier of a two week extension of the effective start date or until the Executive confirms that he has satisfied any outstanding obligations to his former employer which confirmation both parties acknowledge has now been provided by the Executive on 03-09-2017

Quest Solution, Inc.

By: /s/ Tom Miller

Tom Miller, President and Interim CEO

Executive

By: /s/ Shai Lustgarten

Shai Lustgarten

Date: 4-1-17